EXHIBIT 23.01

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Martek Biosciences Corporation Amended and Restated 2004 Stock Incentive Plan, of our report dated December 9, 2004, except for the last paragraph of Note 16, as to which the date is January 4, 2005, with respect to the consolidated financial statements and schedule of Martek Biosciences Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 8, 2005